EXHIBIT 99.1

Consolidated Communications Holdings Reports Second Quarter 2010 Results

  Continued solid operating cash flow and dividend payout ratio.
  Total connections increase for third consecutive quarter.
  Year over year access line losses improved by 54%.
  Cash on hand increased by $33.5 million year over year.

MATTOON, Ill., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the second quarter ended June 30, 2010.

Second quarter financial summary:

  Revenue was $95.7 million.
  Net cash provided by operations was $31.3 million.
  Adjusted EBITDA was $46.0 million.
  Dividend payout ratio was 70.6%.

"I am pleased with our results for the second quarter," said Bob Currey, president and CEO. "We continued to deliver a comfortable dividend payout ratio for our shareholders while making investments to grow the business. These investments helped us generate our third consecutive quarter of growth in total customer connections and an increase of over 4,100 in the last year."

"Our broadband products grew by 2,500 during the quarter with increases of 1,300 and 1,200 for DSL and IPTV, respectively. Our subscriber retention efforts resulted in access line losses of 1.0% for the quarter and 4.8% over the last twelve months. This is the best year over year line loss rate in two and a half years and demonstrates the power of our bundled offerings," Currey concluded.

Operating Statistics at June 30, 2010, Compared to June 30, 2009.

	Period Ended June 30,
	2010	2009	Increase/(decrease)%

Local access lines	242,282	254,593	(12,311)	(4.8)%
DSL subscribers	103,428	95,656	7,772	8.1%
IPTV subscribers	26,074	19,731	6,343	32.1%
ILEC VOIP lines	8,605	7,883	722	9.2%
CLEC access line equivalents	73,686	72,062	1,624	2.3%
Total connections	454,075	449,925	4,150	0.9%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $16.4 million and the dividend payout ratio was 70.6%. At June 30, 2010, cash and cash equivalents were $53.6 million, a $33.5 million increase from the second quarter of 2009. The Company made capital expenditures of $10.9 million during the quarter.

Financial Highlights for the Second Quarter Ended June 30, 2010

  Revenues were $95.7 million, compared to $102.0 million in the second quarter of 2009. Local calling, long distance and network access combined to decline by $3.0 million primarily due to the decline in access lines. Subsidy revenue was down $1.6 million due to the loss of access lines and the increase in the National Average Cost per Loop for the Federal High Cost Fund. These declines were partially offset by an increase of $2.0 million in data and internet revenue. Additionally, the sale of our telemarketing business at the end of February and the continued phase-out of our operator service division resulted in a $3.1 million decline in revenue from the comparable period last year.
  Income from operations was $17.2 million, compared to $18.9 million in the second quarter of 2009.  The decline is primarily attributable to the revenue reduction in the core telephone operations as outlined above and a $0.5 million increase in depreciation, which were partially offset by $5.2 million in net operating expense reductions.
  Interest expense, net was $13.0 million, compared to $14.5 million in the same quarter last year.  The decline is attributable to an overall weighted average cost of debt that was lower by 66 basis points.
  Other income, net was $6.6 million, compared to $8.5 million for same period in 2009.  For the quarter, we recognized $7.1 million of our pro rata share of earnings from our wireless partnerships consisting of $6.6 million in cash distributions. In addition, we recognized $0.8 million in losses from the disposal of assets related to the sale of a building in our Butler, PA market. In the second quarter of last year, we posted a non-cash benefit of $1.8 million for the resolution of an access dispute.
  Net income attributable to common stockholders was $7.0 million versus $7.5 million in the second quarter of 2009. "Adjusted net income" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income" was $8.2 million for the second quarter of 2010, compared to $7.9 million in the same quarter of 2009.
  Diluted net income per common share was $0.24, compared to $0.25 in the same quarter of 2009. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.28 for the second quarter versus $0.27 in the same period of 2009.
  Adjusted EBITDA was $46.0 million, compared to $48.1 million for the same period in 2009. The second quarter of 2009 included a non-cash benefit of $1.8 million due to an access settlement.
  Net cash provided from operating activities increased $2.7 million to $31.3 million, compared to $28.6 million for the second quarter in 2009.
  The total net debt to last twelve month Adjusted EBITDA coverage ratio is 4.38 times to 1.0.

Financial Highlights for the Six Months Ended June 30, 2010

  Revenues were $194.0 million, compared to $203.8 million in the same period of 2009. Local calling, long distance and network access were all lower due to the loss of access lines. Subsidies were negatively impacted by the increase in the National Average Cost per Loop. The sale of our telemarketing business and the continued phase-out of our operator services division represent $3.9 million of the decline. These declines were partially offset by increases in our data and internet revenue from growth in DSL and IPTV.
  Net income attributable to common stockholders increased by $3.2 million to $14.0 million compared to $10.8 million in the prior year period. The increase was principally driven by improved operating expense performance, increased wireless distributions and the absence of integration and restructuring charges in 2010.
  Diluted net income per common share increased by $0.10 to $0.47, compared to $0.37 in the same period of 2009. "Adjusted diluted net income per common share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per common share was $0.53 versus $0.45 for the six months ended June 30, 2009.
  Adjusted EBITDA was $93.1 million, compared to $93.4 million for the same period of 2009. The second quarter of 2009 included a non-cash benefit of $1.8 million due to an access settlement. Improvements in operating expenses and increases in wireless distributions were partially offset by declines in revenue.
  Net cash provided from operating activities increased by $7.1 million to $55.1 million, compared to $48.0 million for the six month period in 2009.

Financial Guidance

For 2010, the Company is reaffirming its full year guidance with respect to capital expenditures and cash taxes while updating cash interest expense. Capital expenditures continue to be expected in the range of $40.0 million to $42.0 million and cash income taxes are expected to be in the range of $21.0 million to $23.0 million. Cash interest expense is now expected to be in the range of $49.5 million to $51.5 million, down from $51.0 million to $54.0 million.

Dividend Payments

On August 2, 2010, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2010 to stockholders of record at the close of business on October 15, 2010.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 86124583. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 12, 2010 at midnight Eastern Time. The replay can be accessed by calling 1-800-642-1687.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income" and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years.  As of June 30, 2010, the Company had 242,282 ILEC access lines, 73,686 Competitive Local Exchange Carrier (CLEC) access line equivalents, 103,428 DSL subscribers and 26,074 IPTV subscribers.  Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(2010 Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 53,574	$ 42,758
Accounts receivable, net	41,898	42,125
Prepaid expenses and other current assets	21,443	19,483
Total current assets	116,915	104,366
Property, plant and equipment, net	365,195	377,200
Intangibles, net and other assets	729,142	741,477
Total assets	$ 1,211,252	$ 1,223,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ --	$ 344
Accounts payable	15,265	13,482
Accrued expenses and other current liabilities	56,815	66,751
Total current liabilities	72,080	80,577
Long-term debt	880,000	880,000
Other long-term liabilities	187,279	181,749
Total liabilities	1,139,359	1,142,326

Stockholders' equity:
Common stock, $0.01 par value	298	296
Paid in capital	101,733	109,746
Accumulated other comprehensive loss	(36,608)	(35,540)
Total Consolidated Communications Holdings, Inc. stockholders' equity	65,423	74,502
Noncontrolling interest	6,470	6,215
Total equity	71,893	80,717
Total liabilities and stockholders' equity	$ 1,211,252	$ 1,223,043

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$ 95,737	$ 102,042	$ 194,039	$ 203,752
Operating expenses:
Cost of services and products	35,649	36,344	71,589	72,444
Selling, general and administrative expenses	21,390	25,850	44,193	53,727
Depreciation and amortization	21,460	20,981	43,002	42,658
Income from operations	17,238	18,867	35,255	34,923
Other income (expense):
Interest expense, net	(13,047)	(14,549)	(25,952)	(29,019)
Other income, net	6,620	8,527	12,986	13,024
Income before income taxes	10,811	12,845	22,289	18,928
Income tax expense	3,638	5,186	8,064	7,572
Net income	7,173	7,659	14,225	11,356
Less: Net income attributable to noncontrolling interest	124	136	255	543
Net income attributable to Consolidated Communications Holdings, Inc.	$ 7,049	$ 7,523	$ 13,970	$ 10,813

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.24	$ 0.25	$ 0.47	$ 0.36

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
OPERATING ACTIVITIES
Net income	$ 7,173	$ 7,659	$ 14,225	$ 11,356
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,460	20,981	43,002	42,658
Non-cash stock compensation	616	499	1,119	932
Loss on disposal of assets	884	--	888	--
Other adjustments, net	331	1,518	1,440	75
Changes in operating assets and liabilities, net	818	(2,013)	(5,602)	(7,024)
Net cash provided by operating activities	31,283	28,644	55,072	47,998
INVESTING ACTIVITIES
Proceeds from sale of investments	35	--	35	--
Proceeds from sale of assets	458	--	972	300
Capital expenditures	(10,885)	(10,218)	(21,820)	(20,375)
Net cash used in investing activities	(10,392)	(10,218)	(20,813)	(20,075)
FINANCING ACTIVITIES
Payments made on long-term obligations	(103)	(229)	(344)	(453)
Purchase and retirement of common stock	--	--	--	(9)
Dividends on common stock & participating securities	(11,553)	(11,519)	(23,099)	(22,907)
Net cash used in financing activities	(11,656)	(11,748)	(23,443)	(23,369)
Net change in cash and cash equivalents	9,235	6,678	10,816	4,554
Cash and cash equivalents at beginning of period	44,339	13,347	42,758	15,471
Cash and cash equivalents at end of period	$ 53,574	$ 20,025	$ 53,574	$ 20,025

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Telephone Operations
Local calling services	$ 23,210	$ 24,260	$ 47,020	$ 48,987
Network access services	20,883	22,143	42,085	44,123
Subsidies	11,820	13,418	24,024	27,536
Long distance services	4,730	5,402	9,363	10,890
Data and Internet services	18,681	16,704	36,682	33,105
Other services	8,389	9,217	17,322	18,197
Total Telephone Operations	87,713	91,144	176,496	182,838
Other Operations	8,024	10,898	17,543	20,914
Total operating revenues	$ 95,737	$ 102,042	$ 194,039	$ 203,752

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
EBITDA:
Net cash provided by operating activities	$ 31,283	$ 28,644	$ 55,072	$ 47,998
Adjustments:
Compensation from restricted share plan	(616)	(499)	(1,119)	(932)
Other adjustments, net	(1,215)	(1,518)	(2,328)	(75)
Changes in operating assets and liabilities	(818)	2,013	5,602	7,024
Interest expense, net	13,047	14,549	25,952	29,019
Income taxes	3,638	5,186	8,064	7,572
EBITDA (1)	45,319	48,375	91,243	90,606

Adjustments to EBITDA (2):
Integration and restructuring (3)	--	1,592	--	3,972
Other, net (4)	(6,525)	(6,884)	(12,799)	(11,788)
Investment distributions (5)	6,562	4,543	13,513	9,703
Non-cash compensation (6)	616	499	1,119	932
Adjusted EBITDA	$ 45,972	$ 48,125	$ 93,077	$ 93,424

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the second quarter of 2009, this is comprised of $0.9 million of integration costs and $0.7 million of severance costs.
(4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Adjusted EBITDA	$ 45,972	$ 93,077

- Cash interest expense	(12,507)	(24,835)
- Capital expenditures	(10,885)	(21,820)
- Cash income taxes	(6,139)	(11,728)
- Principal payments on debt	(103)	(344)
+ Cash interest income	22	38

Cash available to pay dividends	$ 16,360	$ 34,388

Dividends Paid	$ 11,553	$ 23,099
Payout Ratio	70.6%	67.2%

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	--
Total debt as of June 30, 2010	$ 880,000
Less cash on hand	(53,574)
Total net debt as of June 30, 2010	$ 826,426

Adjusted EBITDA for the last twelve months ended June 30, 2010	$ 188,501

Total Net Debt to last twelve months Adjusted EBITDA	4.38	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Diluted Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Reported net income attributable to common stockholders	$ 7,049	$ 7,523	$ 13,970	$ 10,813
Access dispute settlement, net of tax	--	(1,067)	--	(1,067)
Loss on disposal of assets, net of tax	526	--	526	--
Severance, net of tax	--	410	--	1,723
Integration and restructuring charges, net of tax	--	545	--	1,021
Non-cash stock compensation	616	499	1,119	932
Adjusted net income attributable to common stockholders	$ 8,191	$ 7,910	$ 15,615	$ 13,422

Weighted average number of shares outstanding	29,483	29,674	29,483	29,620
Adjusted diluted net income per share	$ 0.28	$ 0.27	$ 0.53	$ 0.45

Calculations above assume a 33.3 and 40.4 percent effective tax rate for the three months ended June 30, 2010 and 2009, respectively. For the six months ended, the effective tax rate assumptions are 36.2 and 40.0 percent for 2010 and 2009, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics

	June 30, 2010	March 31, 2010	June 30, 2009
Local access lines in service
Residential	143,283	144,855	151,937
Business	98,999	99,841	102,656
Total local access lines	242,282	244,696	254,593
Total IPTV subscribers	26,074	24,898	19,731
ILEC DSL subscribers (1)	103,428	102,132	95,656
ILEC Broadband Connections	129,502	127,030	115,387
ILEC VOIP subscribers	8,605	8,529	7,883
CLEC Access Line Equivalents (2)	73,686	73,413	72,062
Total connections	454,075	453,668	449,925

Long distance lines (3)	170,374	170,765	166,006
Dial-up subscribers	1,732	2,205	3,406

IPTV Homes passed	197,766	193,748	152,181

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.
(2) CLEC access line equivalents represent a combination of voice services and data circuits.
The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI),
DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.
(3) Excludes CLEC LD subscribers.
CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com